UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

(Name of Registrant as Specified in its Charter)

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WELLS REAL ESTATE INVESTMENT TRUST II, INC.

6200 The Corners Parkway

Norcross, Georgia 30092-3365

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

AND INTERNET AVAILABILITY OF PROXY MATERIALS

Dear Stockholder:

On Thursday, February 18, 2010, we will hold a special meeting of stockholders at the Atlanta Athletic Club, 1930 Bobby Jones Drive, Johns Creek, Georgia 30097. The meeting will begin at 1:30 p.m. Directions to the special meeting of stockholders can be obtained by calling our Client Services department at 1-800-557-4830.

We are holding this meeting for the following purposes:

1.	In order to avoid insurance premium costs, to approve the termination of the insurance policy that would provide funding for the redemption of shares under the Company’s share redemption program only in the event that the Company were to receive an unusually large number of redemption requests sought within two years of a stockholder’s death; and

2.	In order to preserve the Company’s liquidity, to approve an amendment to the Company’s share redemption program to restore the limit on redemptions sought within two years of a stockholder’s death such that the aggregate amount paid by the Company for all redemptions during the then-current calendar year could not exceed 100% of the net proceeds from the Company’s dividend reinvestment plan during such year.

The board of directors has selected November 20, 2009 as the record date for determining stockholders entitled to vote at the meeting.

This proxy statement and proxy card are being mailed to you on or about December 4, 2009.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy:

(1)	over the Internet, using the control number shown on the enclosed proxy card;

(2)	by telephone, using the control number shown on the enclosed proxy card; or

(3)	by mail, using the enclosed proxy card.

Because we are a widely held corporation with more than 128,000 stockholders, your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 18, 2010:

Our Proxy Statement and Form of Proxy Card are also available at www.WellsREIT2.com/proxy

By Order of the Board of Directors

Leo F. Wells III Chairman

Atlanta, Georgia

November 24, 2009

QUESTIONS AND ANSWERS

We are providing you with this proxy statement, which contains information about the proposals to be considered and voted on at our special meeting of stockholders. To make this information easier to understand, we have presented some of the information in a question-and-answer format.

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at a special meeting of stockholders. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.

Q:	When is the special meeting and where will it be held?

A:	The special meeting will be held on Thursday, February 18, 2010, at 1:30 p.m. at the Atlanta Athletic Club, 1930 Bobby Jones Drive, Johns Creek, Georgia 30097. Directions to the special meeting of stockholders can be obtained by calling our Client Services department at 1-800-557-4830.

Q:	What are the proposals to be voted on at the special meeting?

A:	Stockholders will vote on two proposals at the special meeting:

1.	In order to avoid insurance premium costs, to approve the termination of the insurance policy that would provide funding for the redemption of shares under the Company’s share redemption program only in the event that the Company were to receive an unusually large number of redemption requests sought within two years of a stockholder’s death; and

2.	In order to preserve the Company’s liquidity, to approve an amendment to the Company’s share redemption program to restore the limit on redemptions sought within two years of a stockholder’s death such that the aggregate amount paid by the Company for all redemptions during the then-current calendar year could not exceed 100% of the net proceeds from the Company’s dividend reinvestment plan during such year.

These proposals are described in further detail elsewhere in this proxy statement, along with a discussion of the board of directors’ recommendations with respect to the proposals.

Q:	How does the board of directors recommend I vote on the proposals?

A:	The board of directors recommends a vote FOR each of the two proposals described in this proxy statement.

Q:	How many shares of common stock are outstanding and entitled to vote at the special meeting?

A:	As of November 20, 2009, the record date for the special meeting, there were 491,374,509 shares of our common stock issued and outstanding. Only holders of record of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the special meeting and at any adjournment thereof. Every stockholder is entitled to one vote for each whole share of common stock held.

Q:	What constitutes a quorum for the special meeting?

A:	A quorum consists of the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting. There must be a quorum present in order for the special meeting to be a duly held meeting at which business can be conducted. If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted toward the presence of a quorum.

Q:	How many votes are needed to approve the proposals?

A:	Assuming a quorum is present, approval of each of the proposals requires the affirmative vote of at least a majority of the votes cast at the special meeting. You may vote for or against or abstain on each of the two proposals. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. Proxies received will be voted FOR each proposal unless stockholders designate otherwise.

Q:	What is a broker “non-vote”?

A:	A broker “non-vote” occurs when a nominee holding stock on behalf of a beneficial owner submits a proxy but does not vote on a non-routine proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

Q:	How do I vote?

A:	You may vote your shares of common stock either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to have your proxy vote recorded in advance of the meeting. Stockholders have the following three options for submitting their votes by proxy:

(1)	over the Internet, using the unique control number found on the enclosed proxy card;

(2)	by telephone, using the unique control number found on the enclosed proxy card; or

(3)	by mail, using the enclosed proxy card.

If you have Internet access, we encourage you to vote by proxy via the Internet. It is convenient and it saves us significant postage and processing costs. In addition, when you vote by proxy via the Internet or by phone prior to the meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and, therefore, not be counted. For further instructions on voting, see your enclosed proxy card in this proxy statement. If you attend the special meeting, you also may submit your vote in person, and any previous proxy votes that you submitted, whether by Internet, phone, or mail, will be superseded by the vote that you cast at the special meeting.

Q:	What is a proxy?

A:

A proxy is a person who votes the shares of stock of another person who cannot attend a meeting in person. The term “proxy” also refers to the proxy card. When you return the enclosed proxy card, you are giving your permission to vote your shares of common stock at the special meeting. The people who will vote your shares of common stock at the special meeting are Leo F. Wells III, Douglas P. Williams, or Randall D. Fretz, each of whom are our officers. They will vote your shares of common stock as you instruct, unless you return the proxy card and give no instructions. In this case, unless you later instruct otherwise, they will vote FOR each of the two proposals described in this proxy statement. If any other business is properly presented for a vote, they will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. They will not vote your shares of common stock if you do not return the enclosed proxy card. This is why it is important for you to return the proxy card to us (or vote by proxy via Internet or by telephone) as soon as possible whether or not you plan on attending the meeting in person.

Q:	What if I vote by proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the meeting by:

(1)	notifying Douglas P. Williams, our Secretary;

(2)	attending the special meeting and voting in person;

(3)	returning another proxy card, dated after your first proxy card, provided we receive the second proxy card before the special meeting date; or

(4)	recasting your proxy vote on the proxy voting Web site or by telephone. Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method of voting.

Q:	Will my vote make a difference?

A:	Yes! Your vote could affect whether the two proposals described in this proxy statement are approved. Moreover, your presence by proxy or in person is needed to ensure that the proposals can be acted upon. Because we are a widely held corporation (with more than 128,000 record holders of our stock), YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the special meeting other than the two proposals described in this proxy statement, if any other business is properly presented for a vote at the special meeting, your signed proxy card gives authority to Leo F. Wells III, our President; Douglas P. Williams, our Executive Vice President and Secretary; and Randall D. Fretz, our Senior Vice President; and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies. We have contracted with Georgeson, Inc., a Delaware corporation, d/b/a Computershare Fund Services (“CFS”), to assist us in the distribution of proxy materials and the solicitation of proxies. We expect to pay CFS fees of approximately $35,000 to actively solicit proxies plus other fees and expenses for other services related to this proxy solicitation, which include review of proxy materials; dissemination of brokers’ search cards; distribution of proxy materials; operating online and telephone voting systems; and receipt of executed proxies. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our officers and employees of our advisor or its affiliates may also solicit proxies, but they will not be specifically compensated for these services.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:	No. In addition to mailing this proxy solicitation material, employees of CFS, employees of our advisor or its affiliates, and our officers also may solicit proxies in person, via the Internet, by telephone, or by any other electronic means of communication or by other means of communication we deem appropriate.

Q:	If I share my residence with another stockholder, how many copies of the proxy statement will I receive?

A:	In order to reduce the volume of duplicate information received at your household and to help us reduce costs, in certain circumstances we will send only a single proxy statement to a household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This practice is known as “householding” and stems from rules adopted by the SEC. Stockholders at a shared address will be subject to householding only if they have previously received a notice from us concerning the practice, and we have not received instructions to the contrary from a stockholder at that address. Each stockholder subject to householding will continue to receive a separate proxy card or voting instruction card. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was previously delivered. If your household received a single proxy statement, but you would prefer to receive your own copy, you may direct requests for separate copies to the following address: Wells Client Services Department, P.O. Box 2828, Norcross, Georgia 30091-2828, or call us at 1-800-557-4830. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

Q:	What if I consent to have one set of materials mailed now but change my mind later?

A:	You may withdraw your householding consent at any time by contacting our Client Services department at the address and telephone number provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.

Q:	The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?

A:	When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting our Client Services department at the address and telephone number provided above.

Q:	If I plan to attend the special meeting in person, should I notify anyone?

A:	While you are not required to notify anyone in order to attend the special meeting, if you do plan to attend the meeting, we would appreciate it if you would mark the appropriate box on the enclosed proxy card to let us know how many stockholders will be attending the meeting so that we will be able to prepare a suitable meeting room for the attendees.

Q:	Where can I find more information?

A:	You may access, read and print copies of the proxy materials for the special meeting, including our proxy statement and form of proxy card, at the following Web address:

www.WellsREIT2.com/proxy

We also file annual, quarterly, and current reports; proxy statements; and other information with the SEC. You may read and copy any reports, statements, or other information we file with the SEC on the Web site maintained by the SEC at www.sec.gov. Our SEC filings also are available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

STOCK OWNERSHIP OF MANAGEMENT

The following table shows, as of November 10, 2009, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage
Leo F. Wells III (3)	131,796	*
Douglas P. Williams	1,105	*
Randall D. Fretz	3,198	*
Charles R. Brown (4)	7,605	*
Richard W. Carpenter (4)	7,500	*
Bud Carter (4)(5)	41,936	*
John L. Dixon	11,816	*
E. Nelson Mills (6)	4,353	*
Neil H. Strickland (4)	6,500	*

All officers and directors as a group (7)	215,809	*

*	Less than 1% of the outstanding common stock.
(1)	Address of each named beneficial owner is c/o Wells Real Estate Investment Trust II, Inc., 6200 The Corners Parkway, Norcross, Georgia 30092-3365.
(2)	None of the shares are pledged as security.
(3)	Includes 1,729 shares owned by Mr. Wells’s spouse.
(4)	Includes options to purchase up to 6,500 shares of common stock that are exercisable within 60 days of November 10, 2009.
(5)	Includes 25,933 shares owned by Mr. Carter’s spouse.
(6)	Includes options to purchase up to 3,500 shares of common stock that are exercisable within 60 days of November 10, 2009.
(7)	Includes options to purchase an aggregate of up to 29,500 shares of common stock, which are exercisable within 60 days of November 10, 2009.

PROPOSALS YOU MAY VOTE ON

Introduction

For the reasons described below, our board of directors believes that it is in our best interest to terminate insurance-backed funding for our share redemption program (“SRP”). Under an insurance policy that we obtained in 2006 (the “Insurance Policy”), we would be entitled to receive insurance proceeds in the event that we receive an unusually large number of redemption requests under our SRP due to the death of stockholders. In connection with the proposed termination of the Insurance Policy, our board of directors also believes that it is in our best interest to amend our SRP to restore a limit on the amount of funds that we can pay to redeem shares in connection with the death of stockholders in a particular calendar year. Below is a description of our SRP, the Insurance Policy and the proposals to terminate the Insurance Policy and amend the SRP.

Share Redemption Program

Our SRP enables stockholders to sell their shares to us, subject to various limitations. The program contains particular rules for redemptions sought within two years of a stockholder’s death, as well as rules applicable to redemptions sought in connection with a stockholder’s “qualifying disability” (as defined in the SRP), and rules applicable to all other redemptions, which we refer to as “Ordinary Redemptions.”

Under the SRP, we will not make an Ordinary Redemption until one year after the issuance of the shares to be redeemed. Ordinary Redemptions are currently redeemable at the lesser of $9.10 per share, or 91% of the price paid for those shares upon their issuance. This Ordinary Redemption price is expected to remain fixed until we complete our offering stage. We will view our offering stage as complete after the expiration of the first 18-month period in which we do not sell shares of our common stock in a public offering or a private offering if the private offering is to third parties and is deemed sufficiently robust by our board of directors to be the basis for establishing a fair market value for the shares of our common stock (other than public or private offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan, or the redemption of interests in our operating partnership, Wells Operating Partnership II, L.P.). Thereafter, the redemption price for Ordinary Redemptions would equal 95% of our per-share value as estimated by our advisor, Wells Capital, Inc., or another firm chosen by our board of directors for that purpose.

Redemptions sought within two years of the death or “qualifying disability” of a stockholder are not subject to the one-year holding period, and, until the completion of our offering stage as described above, the redemption price for such redemptions is the amount paid for the shares upon their issuance. After the completion of our offering stage, the redemption price for these redemptions would be the higher of the amount paid for the shares or 100% of our estimated per-share value. Currently, we honor all redemption requests that are made within two years following the death of a stockholder (although our board of directors proposes that we amend this provision, as discussed under “Proposal 2” below).

In addition to the one-year holding period for Ordinary Redemptions, redemptions under the SRP are currently subject to the following limits:

•

We will not redeem shares on any redemption date to the extent that such redemptions would cause the amount paid for Ordinary Redemptions since the beginning of the then-current calendar year to exceed 50% of the net proceeds from the sale of shares under our dividend reinvestment plan during such period.

•	We will limit Ordinary Redemptions and those upon the qualifying disability of a stockholder so that the aggregate of such redemptions during any calendar year do not exceed the lesser of:

•	100% of the net proceeds from our dividend reinvestment plan during the calendar year, or

•	5% of the weighted-average number of shares outstanding in the prior calendar year.

•	Currently, all Ordinary Redemptions under the SRP are suspended until at least September 2010.

Generally, we may amend, suspend or terminate the SRP for any reason upon 30 days’ notice to our stockholders. However, until a secondary market develops for our shares of common stock or until our board of directors decides to commence our liquidation, we may not amend the SRP in a way that materially adversely affects the rights of redeeming heirs without the approval of our stockholders.

Insurance Policy

We obtained the Insurance Policy on June 16, 2006 in order to strengthen our ability to honor redemption requests upon the death of stockholders. Under certain circumstances the Insurance Policy would entitle us to receive insurance proceeds in the event that we receive an unusually large number of redemption requests due to the death of stockholders. The insurance proceeds would be paid to us after a quarterly adjusted deductible is met, currently $26.4 million for the quarter ended September 30, 2009. The deductible adjusts with additional investment proceeds raised in our public offering and with the changing demographics of our stockholder base (age, gender, etc.). The maximum dollar value of proceeds that we could collect under the Insurance Policy is $6.0 billion in aggregate or $5.0 million for any individual redemption request. The Insurance Policy expires in June 2016 unless it expires earlier upon the occurrence of one of the following liquidity events: (i) the listing of our shares on a national exchange, (ii) our liquidation, or (iii) the acquisition of a majority of our shares by an unaffiliated entity or a merger in which we are not the surviving entity. Under our Corporate Governance Guidelines, we must seek the approval of our stockholders prior to terminating the Insurance Policy.

Proposal 1: Termination of Insurance-backed Funding for Share Redemption Program

In this proxy statement and at the special meeting of stockholders, the board of directors is requesting the approval of stockholders to terminate the Insurance Policy. The board of directors believes that terminating the Insurance Policy is in the best interest of our stockholders for a number of reasons:

•

Over the past 12 months, our premiums under the Insurance Policy totaled approximately $653,000. If we were to terminate the Insurance Policy, then after paying a $100,000 termination fee we would save approximately $675,000 per year in insurance premiums.

•

Since obtaining the Insurance Policy in 2006, we have not experienced sufficient redemptions due to the death of stockholders to entitle us to receive insurance proceeds. Over the past four quarters, redemption requests due to death have averaged approximately $10.5 million per quarter. This is approximately 39.9% of the most recent quarterly deductible under the Insurance Policy. Therefore, we believe it is unlikely that the Insurance Policy will provide us with any economic benefit.

•

Our assets have increased substantially since the Insurance Policy was secured. If an unusually large number of redemptions requests due to death were made, we would now be in a better position to finance such requests without the aid of the Insurance Policy than we would have been when the Insurance Policy was secured.

Notwithstanding the factors listed above, termination of the Insurance Policy would increase our financial exposure in the event of an unusually large number of redemptions requests due to death. With the Insurance Policy in effect, our liability for funding redemptions due to death in any quarter is limited to the quarterly adjusted deductible. Without the Insurance Policy, our potential liability would be not be capped. In order to mitigate this risk, the board of directors is also recommending an amendment to the SRP to limit the maximum amount that we may pay to redeem shares due to death in any calendar year, as discussed further below. Even if this Proposal 1 is approved by our stockholders, we will not terminate the Insurance Policy unless Proposal 2 discussed below is also approved by our stockholders.

Proposal 2: Amendment to Our Share Redemption Program

Under our SRP, we currently treat redemptions sought in connection with a stockholder’s death differently from all other redemption requests. In particular, unlike other types of redemptions, we honor all redemption requests made within two years of a stockholder’s death. Conversely, the aggregate amount that we pay for all other redemptions may not exceed 100% of the net proceeds from our dividend reinvestment plan during the then-current calendar year. Our board of directors is proposing that, in connection with the termination of the Insurance Policy, we amend our SRP to limit all redemptions during any calendar year, including those sought within two years of a stockholder’s death, to those that can be funded from 100% of the net proceeds from our dividend reinvestment plan during that calendar year. The text of the proposed amendment is shown on the marked copy of our SRP attached as Exhibit A. This exhibit shows the proposed changes to the SRP with a single line through text we propose to delete and a double line underneath text we propose to add.

In addition to the limitation described above, we currently further limit Ordinary Redemptions such that the amount paid for Ordinary Redemptions during the then-current calendar year does not exceed 50% of the net proceeds from sales under our dividend reinvestment plan during such calendar year. As a result of this restriction, at least 50% of the net proceeds from sales under our dividend reinvestment plan are currently reserved for redemptions sought in connection with a stockholder’s qualifying disability.

As we propose to amend the SRP, at least 50% of the net proceeds from sales under our dividend reinvestment plan would be reserved for redemptions sought in connection with a stockholder’s qualifying disability and redemptions sought in connection with a stockholder’s death. Over the past four quarters, requests for redemption sought upon the qualifying disability or the death of a stockholder have only amounted to 29.0% of the net proceeds from the sale of shares under our dividend reinvestment plan during that period. Based on this experience, we would generally not expect this amendment to restrict redemptions sought upon the qualifying disability or death of a stockholder.

Notwithstanding the foregoing, the proposed amendment to our SRP could materially adversely affect the rights of redeeming heirs of our stockholders. If the proposed amendment to the SRP is approved by our stockholders, heirs of stockholders would be subject to the risk that requests for redemption due to death could be refused due to the newly proposed limit. One or both of the following factors could cause this limit to be reached:

•	An unusual increase in the number of requests for redemption upon the death or qualifying disability of a stockholder; or

•	A decrease in the net proceeds from our dividend reinvestment plan, due either to reduced dividends or reduced participation in the program.

In addition, the proposed amendment to our SRP also has the potential to reduce our ability to honor requests for Ordinary Redemptions and redemptions sought upon the qualifying disability of a stockholder. This is because the addition of redemptions sought upon the death of a stockholder to the existing limit on other types of redemptions would result in a corresponding reduction in the amount of these redemptions can could be honored under the limit.

Generally, if we cannot repurchase all shares presented for redemption in any period because of the limitations described above, we will honor redemption requests on a pro rata basis. If the SRP is amended as proposed, such pro rata basis would be as follows:

•

First, if necessary, we would limit requests for Ordinary Redemptions on a pro rata basis so that the amount paid for Ordinary Redemptions during the then-current calendar year would not exceed 50% of the net proceeds from sales under our dividend reinvestment plan during such calendar year. Requests precluded by this test would not be considered in the tests below.

•

Second, if necessary, we would limit requests for Ordinary Redemptions and those upon the qualifying disability of a stockholder on a pro rata basis so that the aggregate of such redemptions during any calendar year do not exceed 5% of the weighted-average number of shares outstanding in the prior calendar year. Requests precluded by this test would not be considered in the test below.

•

Finally, if necessary, we would limit all redemption requests, including those sought within two years of a stockholder’s death, on a pro rata basis so that the aggregate of such redemptions during any calendar year do not exceed 100% of the net proceeds from our dividend reinvestment plan during the calendar year.

Despite the risk that, under unusual circumstances, the proposed limit on redemptions could prevent us from honoring some redemption requests, our board of directors nevertheless believes this amendment would be a prudent way to mitigate the risk of incurring a large liability in the event that we were to receive an unusually large number of redemptions requests due to the death of stockholders.

Vote Required

Approval of each of Proposals 1 and 2 requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock cast at the special meeting. You may vote for or against or abstain on each of the two proposals. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. Proxies received will be voted “FOR” the approval of each proposal unless stockholders designate otherwise.

Appraisal Rights

Under Maryland law and our charter, you will not be entitled to rights of appraisal with respect to Proposals 1 and 2. Accordingly, to the extent that you object to the proposals, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your shares of common stock under the provisions of Maryland law governing appraisal rights.

Recommendation

Your board of directors unanimously recommends a vote “FOR” Proposals 1 and 2.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSALS

No director, executive officer, associate of any director or officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in either of the two proposals described above that is not shared by all other holders of our common stock.

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting must be received by our secretary, Mr. Douglas P. Williams, at our executive offices by December 31, 2009. However, if we hold our annual meeting before June 22, 2010 or after August 21, 2010, stockholders must submit proposals for inclusion in our 2010 proxy statement within a reasonable time before we begin to print our proxy materials. If a stockholder wishes to present a proposal at the 2010 annual meeting, whether or not the proposal is intended to be included in the 2010 proxy materials, our bylaws require that the stockholder give advance written notice to our secretary March 16, 2010.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the special meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

EXHIBIT A

SHARE REDEMPTION PROGRAM

(Marked to show proposed amendments)

The board of directors of Wells Real Estate Investment Trust II, Inc., a Maryland corporation (the “Company”), has adopted a Share Redemption Program (the “SRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.

1.     Share Redemption. Subject to the terms and conditions of this SRP, including the limitations on redemptions set forth in paragraph 3 and the procedures for redemption set forth in paragraph 4, the Company will redeem such number of shares of the Company’s Common Stock (“Shares”) as requested by a stockholder or the authorized representative of a stockholder.

2.     Redemption Price. The price at which the Company will redeem a Share depends on whether the redemption is sought within two years of a stockholder’s death or Qualifying Disability (as defined in paragraph 6 below). The redemption of a Share that is not sought within two years of a stockholder’s death or Qualifying Disability is referred to as an “Ordinary Redemption.”

a.     The price that the Company will pay to redeem a Share pursuant to an Ordinary Redemption is as follows:

i.    Prior to the date on which the Company completes its offering stage, 91.0% of the price paid to acquire the Share from the Company;

ii.    On or after the date on which the Company completes its offering stage, 95.0% of the estimated per share value of the Common Stock, as determined by the Company’s advisor or another firm chosen for that purpose.

b.     The price that the Company will pay to redeem a Share within two years of a stockholder’s death or Qualifying Disability (as defined in paragraph 6 below) is as follows:

i.    Prior to the date on which the Company completes its offering stage, the price paid to acquire the Share from the Company.

ii.    On or after the date on which the Company completes its offering stage, the estimated per share value of the Common Stock, as determined by the Company’s advisor or another firm chosen for that purpose.

The Company’s offering stage will be complete 18 months after the termination of an offering of Shares by the Company if no other offering of Shares commenced within such 18-month period. An “offering” referred to in the foregoing sentence (i) shall be a public offering or a private offering if the private offering is to third parties and is deemed sufficiently robust by the Company’s Board of Directors as to be the basis for establishing a fair market value for the Shares and (ii) shall not include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan, or the redemption of interests in Wells Operating Partnership II, L.P., the Company’s operating partnership. On or after the date on which the Company completes its offering stage, the Company will report the redemption price in its annual report and three quarterly reports publicly filed with the Securities and Exchange Commission.

3.     Limitations on Redemption. Notwithstanding anything contained in this SRP to the contrary, the Company’s obligation to redeem Shares pursuant to paragraph 1 hereof is limited as follows:

a.     Except as set forth in paragraph 5(a) below, the Company will not make an Ordinary Redemption of a Share until such Share has been issued and outstanding for at least one year, provided that, if the Company is redeeming all of a stockholder’s Shares, then the Company will redeem Shares purchased by such stockholder pursuant to the Company’s dividend reinvestment plan even if such Shares have not been issued and outstanding for at least one year.

b.     The Company will not redeem Shares on any Redemption Date (as defined in paragraph 4 below) to the extent that such redemptions would cause the amount paid for Ordinary Redemptions during the then-current calendar year to exceed 50% of the net proceeds from sales of Shares under the Company’s dividend reinvestment plan during such calendar year.

c.     The Company will not redeem Shares on any Redemption Date to the extent that such redemptions would cause the aggregate amount paid for Ordinary Redemptions and for redemptions sought within two years of a stockholder’s Qualifying Disability (as defined in paragraph 5 below) during the then-current calendar year to exceed~~:~~

~~i. 100% of the net proceeds from the Company’s dividend reinvestment plan during such calendar year; or~~

~~ii.~~ 5% of the weighted-average number of shares outstanding in the prior calendar year.

d.     The Company will not redeem Shares on any Redemption Date to the extent that such redemptions would cause the aggregate amount paid for all redemptions during the then-current calendar year to exceed 100% of the net proceeds from the Company’s dividend reinvestment plan during such calendar year.

e~~d~~.     With respect to Ordinary Redemptions effected through the end of February 2009, the limit set forth at paragraph 3(b) may be exceeded provided that such redemptions do not cause total Ordinary Redemptions during the applicable calendar year to exceed 50% of the expected net proceeds from the sale of shares under the Company’s dividend reinvestment plan during such calendar year.

f~~e~~.     No Ordinary Redemptions shall be effected during the one-year period commencing with the date that is 30 days from the filing with the Securities and Exchange Commission of the Quarterly Report on Form 10-Q for the period ending June 30, 2009, which Quarterly Report shall serve as notice of the amendments to this SRP approved on August 13, 2009.

4.     Procedures for Redemption. The Company will redeem Shares on the last business day of each month (each such date, a “Redemption Date”). For a stockholder’s Shares to be eligible for redemption on a given Redemption Date, the Company must receive a written redemption request from the stockholder or from an authorized representative of the stockholder setting forth the number of Shares requested to be redeemed at least five business days before the Redemption Date. If the Company cannot repurchase all Shares presented for redemption in any month because of the limitations on redemption set forth in paragraphs 3(a) and (b), then the Company will honor redemption requests on a pro rata basis, except that (i) if a pro rata redemption would result in a stockholder owning less than half of the minimum amount required by applicable state law (the “Minimum Purchase Requirement”), then the Company would redeem all of such stockholder’s Shares; and (ii) if a pro rata redemption would result in a stockholder owning more than half but less than all of the Minimum Purchase Requirement, then the Company would not redeem any Shares that would reduce a stockholder’s ownership of Shares below the Minimum Purchase Requirement.

If the Company does not completely satisfy a redemption request at month-end because the Company did not receive the request in time or because of the limitations on redemption set forth in paragraphs 3(a) and (b), then the Company will treat the unsatisfied portion of the redemption request as a request for redemption at the next Redemption Date funds are available for redemption, unless the redemption request is withdrawn. Any stockholder can withdraw a redemption request by sending written notice to the Company at the address set forth in paragraph 8, provided such notice is received before the Redemption Date.

5.     Special Provisions upon the Death or Qualifying Disability of a Stockholder. Notwithstanding anything herein to the contrary, the Company will treat redemption requests sought within two years of a stockholder’s death or Qualifying Disability differently than Ordinary Redemptions, as follows:

a.     There is no requirement that Shares be issued and outstanding for at least one year before being redeemed; and

b.     The special redemption pricing terms set forth in Paragraph 2.b. will apply~~; and~~.

~~c.    The Company will honor all redemption requests made within two years of a stockholder’s death.~~

Except as specifically set forth in this paragraph 5, redemptions upon the death or Qualifying Disability of a stockholder are subject to the same limitations and terms and conditions as other redemptions, including the limitations on redemptions set forth in paragraph 3 and the redemption request procedures set forth in paragraph 4. A stockholder that is a trust may only redeem on the terms available in connection with the death or Qualifying Disability of a stockholder if the deceased or disabled was the sole beneficiary of the trust or if the only other beneficiary of the trust was the spouse of the deceased or disabled.

6.     Qualifying Disability Determinations. In order for a stockholder’s disability to entitle such stockholder to the special redemption terms described in paragraph 5 (a “Qualifying Disability”), (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the Shares to be redeemed, and (2) such determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “Applicable Government Agency”). The Applicable Government Agencies are limited to the following: (i) if the stockholder paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, then the Applicable Governmental Agency is the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (ii) if the stockholder did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the Applicable Governmental Agency is the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (iii) if the stockholder did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, then the Applicable Governmental Agency is the Department of Veterans Affairs or the agency charged with the responsibility for administering military disability benefits at that time if other than the Department of Veterans Affairs.

A disability determination by a governmental agency for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums will not be considered a Qualifying Disability. Redemption requests following an award by the Applicable Governmental Agency of disability benefits must be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Department of Veterans Affairs record of disability-related discharge or such other documentation issued by the Applicable Governmental Agency that the Company deems acceptable and that demonstrates an award of the disability benefits.

Because the following disabilities do not entitle a worker to Social Security disability benefits, they will not be considered Qualifying Disabilities, except in the limited circumstances when the investor is awarded disability benefits by the other Applicable Governmental Agencies described above:

a.     disabilities occurring after the legal retirement age;

b.     temporary disabilities; and

c.     disabilities that do not render a worker incapable of performing substantial gainful activity.

7.     Termination, Suspension or Amendment of the SRP by the Company. The Company may amend, suspend or terminate the SRP for any reason upon 30 days’ notice to the Company’s stockholders. The Company is not restricted in the manner in which it may notify stockholders of an amendment, suspension or termination of the SRP. Notwithstanding the foregoing, until a secondary market develops for the Shares, or until the Company’s board of directors decides to commence a liquidation of the Company, the Company may not amend the SRP in a way that materially adversely affects the rights of redeeming heirs without approval of the Company’s stockholders.

The SRP provides stockholders a limited ability to redeem Shares for cash until a secondary market develops for the Shares. If and when such a secondary market develops, the SRP will terminate automatically.

8.     Address for Notice of Redemption Requests. Stockholders who desire to redeem their shares must provide written notice to Wells Investment Securities, at 6200 The Corners Parkway, Suite 250, Norcross, GA 30092, ATTN: Investor Services.

9.     Liability of the Company. The Company shall not be liable for any act done in good faith or for any good faith omission to act.

10.     Governing Law. The SRP shall be governed by the laws of the State of Maryland.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS

Your Proxy Vote is important!

And now you can Vote your Proxy on the PHONE or via the INTERNET.

It saves Money! Telephone and Internet voting saves postage costs, which can help minimize REIT II expenses.

It saves Time! Telephone and Internet voting is instantaneous – 24 hours a day.

It’s Easy! Just follow these simple steps:

1. Read your proxy statement and have it at hand.

2. Call toll-free 1-866-837-1888, or go to the Web site: www.WellsREIT2.com/proxy.

3. Follow the recorded or on-screen directions.

4. Unless you wish to change your vote, do not mail your Proxy Card if you vote by phone or Internet.

Please detach at perforation before mailing.

PROXY	WELLS REAL ESTATE INVESTMENT TRUST II, INC. PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS – FEBRUARY 18, 2010 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	PROXY

The undersigned stockholder hereby appoints Leo F. Wells III, Douglas P. Williams, and Randall D. Fretz, and each of them, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the special meeting of stockholders of WELLS REAL ESTATE INVESTMENT TRUST II, INC., to be held on February 18, 2010, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of the special meeting of stockholders and the proxy statement.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless the undersigned stockholder directs otherwise, this proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2. The proxies are authorized to vote on such other matters as may properly come before the meeting or on any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including but not limited to the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the February 18, 2010, meeting date.

Internet or telephone proxy authorization must be received by 1:30 p.m. (ET), February 18, 2010, in order for your votes to be certified in the final tabulation. In the event that the special meeting is adjourned, Internet and telephone proxy authorizations must be received by the day the meeting is resumed.

VOTE VIA THE TELEPHONE: 1-866-837-1888
VOTE VIA THE INTERNET: www.WellsREIT2.com/proxy
999 9999 9999 999

Note: Please sign exactly as your name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee, or guardian, or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer’s office. If a partner, sign in the partnership name.

Share Owner sign here	Date

Co-Owner sign here	Date

☐	Please mark here for address change. SEE REVERSE SIDE

EVERY STOCKHOLDER’S VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Wells Real Estate Investment Trust II, Inc.

Special Meeting of Stockholders to Be Held on February 18, 2010

You are receiving this communication because you own shares in Wells Real Estate Investment Trust II, Inc. This is to inform you that the materials you should review before you cast your vote are now available.

This communication presents only an overview of the more complete proxy materials that are available to you in this packet and on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy Statement for this meeting is available at: www.WellsREIT2.com/proxy

PLEASE SIGN, DATE, AND RETURN YOUR

PROXY TODAY

Please detach at perforation before mailing.

Unless you direct otherwise, this proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2.

TO VOTE BY MAIL, PLEASE COMPLETE AND RETURN THIS CARD.

YOU ALSO MAY VOTE A PROXY BY TOUCH-TONE PHONE OR VIA THE INTERNET. (See enclosed flyer for further instructions.)

PLEASE MARK VOTES AS IN THIS EXAMPLE:

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2, AS DESCRIBED IN THE PROXY STATEMENT.

1.

In order to avoid insurance premium costs, to approve the termination of the insurance policy that would provide funding for the redemption of shares under the Company’s share redemption program only in the event that the Company were to receive an unusually large number of redemption requests sought within two years of a stockholder’s death.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	In order to preserve the Company’s liquidity, to approve an amendment to the Company’s share redemption program to restore the limit on redemptions sought within two years of a stockholder’s death such that the aggregate amount paid by the Company for all redemptions during the then-current calendar year could not exceed 100% of the net proceeds from the Company’s dividend reinvestment plan during such year.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	YES	NO
I PLAN TO ATTEND THE MEETING.	☐	☐

ADDRESS CHANGE:

YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD TODAY

Wells REIT II

Special Proxy

Help Us Help You!

How does early voting help? Wells REIT II needs your vote to move forward, and we must follow up with you until we’ve reached the necessary number of votes. Therefore, voting early saves Wells REIT II the additional expense of follow-up phone calls and mailings. And our financial prudence supports your investment’s financial performance!

VOTING IS SIMPLE

With your proxy card handy, just choose one of the three easy voting options.

Phone

Call

866-837-1888 and follow the recorded instructions.

Online

Go to www.WellsREIT2.com/proxy and follow the instructions.

Mail

Sign, date, detach, and return your proxy card in the postage-paid envelope provided.

If you’ve misplaced your proxy card, please call Wells Client Services at 800-557-4830 for a replacement.

Your proxy vote must be received by 1:30 p.m. (ET), February 18, 2010, but please don’t wait — vote today!

RT2MPFLYP0910-0849

© 2009 Wells Real Estate Funds